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                                                                    EXHIBIT 5.g.



                AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 2, dated as of May 1, 1996, to the Investment Advisory Agreement (the "Agreement") dated March 1, 1993, between Market Street Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Sentinel Advisors Company (the "Adviser"), a Vermont general partnership, as previously amended by Amendment No. 1 dated March 11, 1996.

     WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 ("Investment Company Act") and maintains several investment portfolios for the use of the Fund's shareholders which are separate accounts established and maintained by insurance companies; and

     WHEREAS, the Adviser currently provides investment advisory services in accordance with the Agreement, as previously amended, for the Fund's Common Stock, Sentinel Growth, Bond, Managed and Aggressive Growth Portfolios; and

     WHEREAS, the Fund desires that the Adviser act as investment adviser to the Money Market Portfolio; and

     WHEREAS, the Money Market Portfolio of the Fund has the current investment objective of seeking to provide maximum current income consistent with capital preservation and liquidity by investing in high quality money market instruments; and

     WHEREAS, the Adviser desires to act as investment adviser to the Money Market Portfolio under the terms hereof; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment advisers Act of 1940, as amended (the "Advisers Act"); and

     WHEREAS, the Investment Company Act prohibits any person from acting as an adviser to an investment company except pursuant to a written agreement;

     NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

     1. The Agreement, as previously amended by Amendment No. 1, shall continue in full force and effect as to the Fund's Common Stock, Sentinel Growth, Bond, Managed and Aggressive Growth Portfolios, without change.

     2. At its own expense and subject to supervision of the Board of Directors of the Fund (the "Directors"), the Adviser will provide investment advisory services with respect to the Fund's Money Market Portfolio, in accordance with the Money Market Portfolio's investment objectives, policies and restrictions as stated in the Fund's prospectus, as from time to time in effect, the Articles of Incorporation and Bylaws of the Fund, the Investment Company Act, and appropriate state insurance laws, each as amended from time to time. The Adviser agrees to furnish the services
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described below for the compensation provided in this Amendment No. 2.  The
Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

     3. In connection with its obligations hereunder, the Adviser shall, subject to supervision by the Directors, manage the investment and reinvestment of the assets of the Money Market Portfolio, and in so doing, shall provide the same services as set forth in paragraphs 2, 3, 4 and 5 of the Agreement with respect to the Bond, Managed and Aggressive Growth Portfolios.

     4. (a) For the services provided to the Money Market Portfolio, the Adviser will be compensated monthly at an effective annual rates of 0.25% of the average daily net assets of the Money Market Portfolio.

     (b) If this Amendment No. 2 is terminated at any time, any compensation owed the Adviser pursuant to the subparagraph (a) above shall be payable upon the date of termination of this Agreement.

     5. The provisions of paragraphs 7, 8, 9, 10, 13, 14, 15, 16, 17, 19 and 20 of the Agreement, and paragraph 8 of Amendment No. 1, shall apply to the provision of investment advisory services to the Money Market Portfolio under this Amendment No. 2 in the same way that such provisions apply to the provision of investment advisory services to the Bond, Managed and Aggressive Growth Portfolios pursuant to the Agreement.

     6. This Amendment No. 2 shall not be effective unless and until it is approved by the Directors, including a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act), by vote cast in person at a meeting called for the purpose of voting such approval and by the parties to this Amendment No. 2. This Amendment No. 2 shall come into full force and effect on May 1, 1996, or upon effectiveness of the amendment to the Fund's registration statement reflecting this Amendment No. 2 filed with the Securities and Exchange Commission under the Securities Act of 1933, whichever is later, provided this Amendment No. 2 shall have been approved by a vote of the "majority" (as defined in the Investment Company Act) of the outstanding shares of the Money Market Portfolio.

     7. This Amendment No. 2 shall continue until December 31, 1997 and thereafter for successive annual periods ending December 31, of each year, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) by the vote of a "majority" of the shareholders of the Money Market Portfolio as set forth in paragraph 6 above, provided that in either event the continuance is also approved by a a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act) of any party to this Amendment No. 2, by a vote cast in
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person at a meeting called for the purpose of voting such approval.  The Fund agrees that it will notify the Adviser in writing each year of such annual approval.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers on the date and year first above written.


                                        MARKET STREET FUND, INC.


                                        by
                                           --------------------------
                                           Stanley R. Reber
                                           President


                                        SENTINEL ADVISORS COMPANY


                                        by
                                           --------------------------
                                           Keniston P. Merrill
                                           Chairman and Chief Executive
                                           Officer